                                                                       EXHIBIT 5
                                                                       [DRAFT]

                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]





                                 (212) 474-1000


                                                                  March 26, 2001


                               Agere Systems Inc.


Ladies and Gentlemen:

                  We have acted as counsel for Agere Systems Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 and the amendments thereto (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering the offering and sale by the Company of 690,000,000 shares (including the 90,000,000 shares subject to the over-allotment option granted by the Company, the "Primary Shares") of the Company's Class A common stock, par value $.01 per share ("Common Stock"), pursuant to the terms of the underwriting agreement (the "Primary Underwriting Agreement") to be executed by the Company, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc., Deutsche Banc Alex. Brown Inc., ABN AMRO Rothschild LLC, SG Cowen Securities Corporation and Blaylock & Partners, L.P., as representatives of the underwriters listed on Schedule I to such agreement (the "Primary Underwriters"), and the offering and sale by Morgan Stanley & Co. Incorporated (in such capacity, the "Selling Stockholder") of up to 90,000,000 shares of Common Stock (the "Secondary Shares") pursuant to the terms of the over-allotment option (the "Secondary Option") contained in the underwriting agreement (the "Secondary Underwriting Agreement") to be executed by the Company, the Selling Stockholder, and Morgan Stanley & Co. Incorporated in its capacity as underwriter. If the Secondary Option is exercised, the Selling Stockholder will acquire the Secondary Shares from Lucent Technologies Inc. ("Lucent") pursuant to an exchange agreement to be entered into by the

Selling Stockholder and Lucent. Lucent currently owns shares of the Company's Class B common stock, par value $.01 per share, which are convertible on a share for share basis into the Secondary Shares.

                  In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (a) the Restated Certificate of Incorporation of the Company; (b) the By-laws of the Company; and
(c) certain resolutions adopted by the Board of Directors of the Company.

                  Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that:

                  1. The Primary Shares have been duly and validly authorized and, when issued and delivered by the Company, and paid for by the Primary Underwriters in accordance with the terms of the Primary Underwriting Agreement, will be validly issued, fully paid and nonassessable.

                  2. The Secondary Shares have been duly and validly authorized and, when issued and delivered by the Company to Lucent upon the conversion of its Class B common stock (and when subsequently delivered to the underwriter pursuant to the Secondary Underwriting Agreement), will be validly issued, fully paid and nonassessable.

                  We are aware that we are referred to under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                         Very truly yours,

                                         Cravath, Swaine & Moore



Agere Systems Inc.
   555 Union Boulevard
      Allentown, PA 18109